EXHIBIT 10.1

CHANGE OF CONTROL
SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the "Agreement") is made as of September 4, 2013 (the "Effective Date") by and between Layne Christensen Company, a Delaware corporation ("Company"), and James R. Easter ("Employee").

RECITALS

WHEREAS, Employee was recently hired to serve as a key employee of Company and the services and knowledge of Employee are valuable to Company in connection with the management of Company’s business;

WHEREAS, Company’s Board of Directors (the "Board") has determined that it is in the best interest of Company and its stockholders to secure Employee’s service and to ensure Employee’s dedication and objectivity by providing Employee with certain severance benefits if Company were to actually or constructively terminate Employee’s employment in connection with a change in ownership or control of Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, Company and Employee, each intending to be legally bound, agree as follows:

1. Term.

(a) The term of this Agreement (the "Term") shall commence on the Effective Date, and except as otherwise provided in Section 10, the Term and the provisions of this Agreement shall continue until the earlier of (i) the date on which Employee’s employment with Company terminates or (ii) twelve (12) months following the date of delivery to Employee of written notice by Company of its intent to terminate this Agreement. Notwithstanding the foregoing, however, and regardless of whether written notice by Company of its intent to terminate this Agreement has already been provided, this Agreement may not be terminated by Company during the Three-Year Period (as defined in Section 3(a) hereof).

(b) Notwithstanding Section 1(a), nothing in this Agreement shall be construed to provide Employee with any additional rights to benefits or compensation from Company before the occurrence of a Control Change Date as that term is defined in Section 3(a).

2. Restrictions on Employee’s Conduct.

(a) Exclusive Services. During his employment by Company, Employee shall at all times devote Employee’s full-time attention, energies, efforts and skills to the business of Company (which term shall hereinafter include each of Company’s subsidiaries) and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without Company’s written consent, provided that such prior consent shall not be required with respect to: (i) business interests that neither compete with Company nor interfere with the performance of Employee’s duties and obligations under this Agreement; or (ii) Employee’s charitable, philanthropic or professional association activities which do not interfere with the performance of Employee’s duties and obligations under this Agreement.

(b) Confidential Information. During his employment by Company and after any termination of his employment, Employee shall not disclose or use, directly or indirectly, any Confidential Information. For the purposes of this Agreement, "Confidential Information" shall mean all information disclosed to Employee, or known by him as a consequence of or through Employee’s employment with Company (under this Agreement or prior to this Agreement) where such information is not generally known in the trade or industry or was regarded or treated as confidential by Company, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of Company. Confidential Information shall include business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, business contacts, methods of operation, results of analysis, business forecasts, financial data, costs, revenues, and similar information. Upon termination of the Term, Employee shall immediately return to Company all property of Company and all Confidential Information, which is in tangible form, including all copies, extracts, and summaries thereof and any Confidential Information stored electronically on tapes computer disks or in any other manner.

(c) Business Opportunities and Conflicts of Interests.

(i) During his employment by Company, Employee shall promptly disclose to Company each business opportunity of a type which, based upon its prospects and relationship to the existing businesses of Company, Company might reasonably consider pursuing. After termination of this Agreement, regardless of the circumstances thereof, Company shall have the exclusive right to participate in or undertake any such opportunity on its own behalf without any involvement of Employee.

(ii) During his employment by Company, Employee shall refrain from engaging in any activity, practice or act which conflicts with, or has the potential to conflict with, the interests of Company, and he shall avoid any acts or omissions which are disloyal to, or competitive with Company.

(d) Non-Solicitation. For a period of two years following any termination of his employment with Company, Employee shall not, except in the course of Employee’s duties under this Agreement, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person to leave the employ of Company, or solicit or offer employment to any person who was employed by Company at any time during the twelve-month period preceding the solicitation or offer.

(e) Covenant Not to Compete.

(i) During his employment by Company, Employee shall not, without Company’s prior written consent, directly or indirectly, either as an officer, director, employee, agent, advisor, consultant, principal, stockholder, partner, owner or in any other capacity, on Employee’s own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business which is, or to Employee’s knowledge, is about to become, engaged in any business with which Company is currently or has previously done business or any subsequent line of business developed by Company or any business planned during the Term to be established by Company. Notwithstanding the foregoing, Employee shall be permitted to own passive investments in publicly held companies provided that such investments do not exceed five percent (5%) of any such company’s outstanding equity.

(ii) For a period of two years following any termination of his employment with Company, Employee shall not, engage in competition with Company, or solicit, from any person or entity who purchased any product or service from Company during Employee’s employment hereunder, the purchase of any product or service in competition with then existing products or services of Company.

(iii) For purposes of this Agreement, Employee shall be deemed to engage in competition with Company if he shall, directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, consult with or otherwise assist any person or entity engaged in services similar to those provided by Company or any member of Company’s group of companies. The provisions of this Section 2(e) shall apply in any location in which Company has established, or is in the process of establishing, a business presence.

(f) Employee Acknowledgment. Employee hereby agrees and acknowledges that the restrictions imposed upon him by the provisions of this Section 2 are fair and reasonable considering the nature of Company’s business, and are reasonably required for Company’s protection.

(g) Invalidity. If a court of competent jurisdiction or an arbitrator shall declare any provision or restriction contained in this Section 2 as unenforceable or void, the provisions of this Section 2 shall remain in full force and effect to the extent not so declared to be unenforceable or void, and the court may modify the invalid provision to make it enforceable to the maximum extent permitted by law.

(h) Specific Performance. Employee agrees that if he breaches any of the provisions of this Section 2, the remedies available at law to Company would be inadequate and in lieu thereof, or in addition thereto, Company shall be entitled to appropriate equitable remedies, including specific performance and injunctive relief. Employee agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and Employee authorizes Company to make known the terms of this Section 2 to any person, including future employers of Employee.

(i) Termination of Agreement by Company. Notwithstanding anything to the contrary, the provisions of Sections 2(d) and (e) above shall not apply with respect to Employee upon the effective date of the termination of this Agreement by Company pursuant to clause (ii) of Section 1 hereof.

(j) Notice and Opportunity to Cure.  If Company believes that Employee has breached Section 2(a), Section 2(c), Section 2(d) or Section 2(e), Company shall provide a reasonably detailed written notice to Employee of the activity or conduct by Employee that Company believes is in violation of such Section(s). Employee shall be deemed to be in breach of such Section(s) only if he fails to cease such activities or conduct within five (5) days following receipt of such notice from Company; provided further, however, that a repeated breach after such notice involving the same or substantially similar activity or conduct shall be a breach of this Agreement without any additional notice from Company.

3. Continuation of Employment Upon Change of Control.

(a) Continuation of Employment. Subject to the rights of the parties under this Agreement, in the event of a Change of Control of Company (as defined in Section 3(c)) at any time during the Term, it is the intent of the parties that Employee will remain in the employ of Company after the date of such Change of Control (the "Control Change Date"); and Company intends, for the three year period (the "Three-Year Period") immediately following the Control Change Date, to continue to employ Employee in a position without substantial adverse alteration in the nature or status of Employee’s authority, duties or responsibility as compared with the position Employee held immediately prior to the Change of Control. During the Three-Year Period, Company shall continue to pay Employee salary on the same basis, at the same intervals and at a rate not less than, that paid to Employee at the Control Change Date. Any termination of employment by Company following a Control Change Date and during the Three-Year Period (a "Post-CoC Termination") shall be governed by Section 4.

(b) Benefits. In addition to compensation as provided pursuant to Section 3(a), during the Three-Year Period Employee also shall be entitled to receive the following benefits and participate, on the basis of his employment position, in each of the following plans (collectively, the "Specified Benefits") in existence, and in accordance with the terms thereof, at the Control Change Date:

(i) any incentive compensation plans including eligibility to receive grants under any Company equity compensation plans;

(ii) any benefit plan and trust fund associated therewith, related to life, health, dental, disability, or accidental death and dismemberment insurance, and

(iii) any other benefit plans hereafter made generally available to employees at Employee’s level or to the employees of Company generally.

(c) Definition of Change of Control. For purposes of this Section, a "Change of Control" means the first to occur of the following events:

(i) Any person is or becomes the Beneficial Owner (within the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Company (not including in the securities beneficially owned by such Person any securities acquired directly from Company or its Affiliates (as defined below) representing 50% or more of the combined voting power of Company’s then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (iii) of this Section 3(c); or

(ii) During any 12-month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Company) whose appointment or election by the Board or nomination for election by Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) There is consummated a merger or consolidation of Company with any other corporation, OTHER THAN (x) a merger or consolidation which would result in the voting securities of Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Company at least 50% of the combined voting power of the securities of Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of Company (not including in the securities beneficially owned by such person any securities acquired directly from Company or any person (an "Affiliate") that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Company other than in connection with the acquisition by Company or its Affiliates of a business) representing 50% or more of the combined voting power of Company’s then outstanding securities; or

(iv) The stockholders of Company approve a plan of complete liquidation or dissolution of Company or there is consummated an agreement for the sale or disposition by Company of all or substantially all of Company’s assets, other than a sale or disposition by Company of all or substantially all of Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Company in substantially the same proportions as their ownership of Company immediately prior to such sale.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of Company’s assets immediately following such transaction or series of transactions.

4. Termination During Three-Year Period.

(a) Termination by Company for Cause. If Employee’s employment is terminated for Cause during the Three-Year Period he shall be entitled to:

(i) payment of any earned but unpaid portion of Employee’s annual base salary as in effect from time to time ("Base Salary") through the effective date of such termination;

(ii) the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iii) payment of any accrued but unpaid benefits as required by the terms of any employee benefit plan or program of Company, to the extent required by law.

For purposes of this Agreement, during the Three-Year Period "Cause" shall mean an act of dishonesty by Employee constituting a felony which was intended to or resulted in gain or personal enrichment of Employee at Company’s expense.

(b) Termination Due to Death. Employee’s employment and this Agreement shall terminate immediately upon Employee’s death during the Three-Year Period, and Employee’s estate or Employee’s beneficiaries, as the case may be, shall be entitled to those benefits described in Section 3(a) and also shall be entitled to receive from Company the following:

(i) to the extent determinable and subject to confirmation by Company, reimbursement for any reasonable, unreimbursed and documented business expense he has incurred in performing Employee’s duties hereunder; and

(ii) payment of any bonus due by virtue of having met all applicable performance targets prior to the effective date of such termination.

Payments made under this Section 3(b) shall be made within 30 days of Employee’s death. Expenses under subsection (i) must be submitted within 12 months of Employee’s death or shall not be reimbursed. Reimbursements shall be made within 30 days of submission and confirmation of the expense.

(c) Termination by Company without Cause in Connection with a Change of Control. If Employee’s employment is terminated without Cause during the Three-Year Period, then subject to the application of the rule for Specified Employees in this Agreement, Employee shall be entitled to receive from Company the following if Employee executes a release pursuant to Section 4(k):

(i) severance benefits including:

(A) payment of the then current Base Salary for a severance period of 24 months commencing on the effective date of Employee’s termination (the “Severance Period”), in accordance with Company’s regular salary payment practices;

(B) a pro-rated annual incentive bonus pursuant to Company’s Executive Short-Term Incentive Plan for the fiscal year in which termination of employment occurs, based on the final results for that fiscal year, and payable no later than 2 1/2 months following the end of the fiscal year, or if later, 2 1/2 months following the end of the calendar year, in which Employee’s termination of employment occurs;

(C) a lump sum payment equal to twice the average annual incentive bonus paid to Employee pursuant to Company’s Executive Short-Term Incentive Plan in the three fiscal years preceding his termination of employment; provided, however, that if Employee has been with Company less than three years, this lump sum payment shall equal twice the average annual bonus percentage paid to the other named executive officers of Company in the three fiscal years preceding his termination of employment, multiplied by Employee’s then current Base Salary;

(D) vesting of any outstanding stock options, restricted stock awards and other equity incentive awards ("Equity-Based Awards") that did not vest already as a result of the Change of Control, and continuation of Employee’s rights to exercise any outstanding Equity-Based Awards so exercisable for one year following the effective date of Employee’s termination of employment, but in all other respects subject to the terms of Company’s 2006 Equity Incentive Plan and any written agreements with Employee made pursuant to that plan; and

(E) continued coverage for Employee (and, if applicable under the applicable welfare benefit plan(s), his spouse and family) under Company’s employee welfare benefit plans (such as medical, dental, disability and life) that covered him (or them) immediately before Employee’s termination, as if he had remained in employment, until the end of the Severance Period, or if the welfare benefit plan is subject to COBRA continuation coverage, until the end of the period for which such COBRA coverage is maintained; Company shall pay the portion of such coverage it pays for active employees, provided, however, that if Employee’s participation in any plan is barred or Company cannot pay a portion without penalty under Code section 105, Company shall either arrange to provide Employee (and/or his spouse and family, if applicable) substantially similar benefits or pay Employee the amount of any such premiums in cash, provided such cash payment(s) are made in the tax years such that the payments are compliant with the payment rules under Code section 409A;

(ii) payment of any earned but unpaid portion of Employee’s annual Base Salary through the effective date of such termination;

(iii) reimbursement for any reasonable, unreimbursed and documented business expense he has incurred in performing Employee’s duties hereunder; and

(iv) payment of any accrued but unpaid benefits as required by the terms of any employee benefit plan or program of Company, to the extent required by law.

Subject to the application of the rule for Specified Employees in this Agreement, all lump-sum payments and installments required to begin as a result of this section shall be made or commence within sixty days following the effective date of Employee’s termination of employment, but only if Employee executes and does not revoke a release of claims acceptable to Company. If the last day of the sixty day period falls in a different calendar year than the date of termination, payment shall begin in the later tax year.

(d) Resignation following a Change of Control. If, within the Three-Year Period Employee experiences a Constructive Termination Event, and after providing written notice to Company no later than 90 days of the date the Constructive Termination Event first arose or occurred, Company fails to reasonably cure the event or condition giving rise to the Constructive Termination Event within the 30-day period following Company’s receipt of the written notice, Employee may, effective at the end of such 30-day cure period, resign from employment with Company at any time within the next 60 days and such resignation shall be considered a Constructive termination without Cause ("Qualifying Resignation"). In connection with such Qualifying Resignation, Company shall pay to Employee the same amounts and benefits Employee would have been entitled to receive if he experienced a Post-CoC Termination by Company without Cause under Section 4(c) above if Employee executes a release pursuant to Section 4(k). Any other voluntary resignation by Employee, including as a result of disability, shall not be a Qualifying Resignation for which such payments are made.

(e) Certain Definitions.

(i) Termination "without Cause" shall mean involuntary termination of employment by the independent exercise of the unilateral authority of company, in the absence of "Cause" as defined above, where Employee is willing and able to continue performing services to Company.

(ii) "Constructive termination without Cause" shall mean a termination of Employee at Employee’s own initiative following the occurrence, without Employee’s prior written consent, of one or more of the following events not on account of Cause ("Constructive Termination Events"):

(A) a significant and adverse diminution in the nature or scope of Employee’s authority, title, responsibilities or duties, unless Employee is given new authority or duties that are substantially comparable to Employee’s previous authority or duties;

(B) a reduction in Employee’s then-current Base Salary, or a significant reduction in Employee’s opportunities for earnings under Employee’s incentive compensation plans (not attributable to economic conditions or business performance at the time), or the termination or significant reduction of any employee benefit or perquisite enjoyed by him (except as part of a general reduction that applies to substantially all similarly situated employees or participants);

(C) a change in Employee’s place of employment such that Employee is required to work more than 50 miles from Employee’s then current place of employment; or

(D) the failure of Company to obtain an assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Company within 45 days after a merger, consolidation, sale or similar transaction.

(f) Payments Terminated. If the Board has determined in good faith that Employee has failed to comply with the requirements of the Confidentiality, Non-Solicitation and Non-Competition provisions referenced in Section 2 hereof at any time following any termination, then Company shall have no further obligation to pay any amounts or provide any benefits under this Agreement.

(g) Payments to Specified Employee. If Employee is a "specified employee" (as defined in Code section 409A(a)(2)(B)(i) (hereinafter a "Specified Employee")) at the time Employee is eligible to be paid any amounts under Section 4, then, to the extent no Code section 409A exception applies (including but not limited to the exception for short-term deferral or involuntary separation pay), payments of those amounts that constitute nonqualified deferred compensation subject to Code section 409A (“NQDC”) shall be made as follows:

(i) Payment of that portion of the total amount of NQDC for which no exception from Code section 409A applies shall be delayed, to the extent necessary, so that no such NQDC payments shall be made during the first six months following Employee’s termination of employment. Any such payment which otherwise would have been made during the initial six-month time period shall be held in arrears by Company until the first day after six months following Employee’s termination of employment, at which time all amounts held in arrears shall be paid to Employee without interest.

(ii) To the extent that Company determines an exception from Code section 409A applies to any portion, such portion shall be paid as otherwise provided in this Agreement.

(h) Mitigation and Expenses.

(i) Other Employment. After the Control Change Date, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Employee is entitled hereunder.

(ii) Expenses. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Employee to protect, enforce or secure rights or benefits claimed by Employee hereunder, Company shall pay (promptly upon demand by Employee accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorney’s fees) incurred by Employee in connection with such dispute, without regard to whether Employee prevails in such dispute except that Employee shall repay Company any amounts so received if a court having jurisdiction shall make a final, non-appealable determination that Employee acted frivolously or in bad faith by such dispute

(i) Successors in Interest. The rights and obligations of Company and Employee under this Section 4 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Company and Employee, regardless of the manner in which such successors or assigns shall succeed to the interest of Company or Employee hereunder and this Section 4 shall not be terminated by the voluntary or involuntary dissolution of Company or any merger or consolidation or acquisition involving Company, or upon any transfer of all or substantially all of Company’s assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provision of this Section 4 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.

(j) General Release and Waiver. In consideration of the payments provided for under Section 4(c) and (d), Employee, on behalf of himself and his representatives, agents, estate, heirs, successors and assigns, Employee agrees to execute a release and waiver of claims in favor of Company, its affiliates and their respective officers and directors in a form provided by Company.

5. Deductions and Withholding. Employee agrees that Company may withhold from any and all payments required to be made by Company to Employee under this Agreement all taxes or other amounts that Company is required by law to withhold in accordance with applicable laws or regulations from time to time in effect.

6. Modified 280G Carve-Back. Notwithstanding anything contained in this Agreement to the contrary, if on an after-tax basis the aggregate payments and benefit paid pursuant to Section 4 would be larger if the portion of such payments and benefits constituting "parachute payments" under Code section 280G were reduced by the minimum amount necessary to avoid the imposition of the excise tax under Code section 4999, then such payments and benefits shall be reduced by the minimum amount necessary to avoid such excise tax.  Any such reduction shall be applied first to reduce the lump-sum payment under Section 4(c)(i)(B), second, if necessary, to reduce the present value of the Base Salary amounts in monthly installments under Section 4(c)(i)(A), third, if necessary, to reduce the Equity-Based Awards that vest as a result of termination of employment during the Three-Year Period, and fourth, if necessary, to reduce pro-rata the Equity-Based Awards whose vesting accelerated on account of the Change of Control.

7. Arbitration. Whenever a dispute arises between the Parties concerning this Agreement or any of the obligations hereunder, or Employee’s employment generally, Company and Employee shall use their best efforts to resolve the dispute by mutual agreement. If any dispute cannot be resolved by Company and Employee, it shall be submitted to arbitration to the exclusion of all other avenues of relief and adjudicated pursuant to the American Arbitration Association’s Rules for Employment Dispute Resolution then in effect. The decision of the arbitrator must be in writing and shall be final and binding on the Parties, and judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof. The expenses of the arbitration will be split equally between the parties and each party shall be responsible for paying his or its own costs, including attorneys’ fees associated with such arbitration. Nothing in this Section 7 shall be construed to derogate Company’s rights to seek legal and equitable relief in a court of competent jurisdiction as contemplated by Section 2(h).

8. Non-Waiver. It is understood and agreed that one party’s failure at any time to require the performance by the other party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first party’s right thereafter to enforce the same, nor shall the waiver by either party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.

9. Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

10. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Delaware without regard to the conflict of law provisions thereof.

11. Construction. The Section headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof. All references herein to Sections shall be deemed to refer to numbered sections of this Agreement.

12. Entire Agreement. This Agreement contains and represents the entire agreement of Company and Employee and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by each of Company and Employee. No representation, promise or inducement has been made by either Company or Employee that is not embodied in this Agreement, and neither Company nor Employee shall be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein.

13. Assignability. Neither this Agreement nor any rights or obligations of Company or Employee hereunder may be assigned by Company or Employee without the other Party’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Company and Employee and their heirs, successors and assigns.

14. Survivability. Unless otherwise provided herein, upon termination or expiration of the Term, the provisions of Sections 2 through 13 above shall nevertheless remain in full force and effect but shall under no circumstance extend the Term (or Employee’s right to accrue additional benefits beyond the expiration of the Term as determined in accordance with Section 1 but without regard to this Section).

15. Code Section 409A.

(a) It is the intent of the parties that the provisions of this Agreement comply with Section 409A of the Code and the Treasury regulations and guidance issued thereunder ("Section 409A") and that this Agreement be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of additive income taxes under Section 409A ("409A Penalties").  To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A, except as Employee and Company otherwise determine in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the payment, settlement or deferral shall not be subject to the 409A Penalties. Any benefit subject to Section 409A that becomes due because of termination of employment shall be provided to Employee only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h). With respect to any installment payment subject to Section 409A that made under this Agreement, each such payment shall be considered a separate payment for purposes of Section 409A.

(b) Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not be amended in any manner that would (i) create 409A Penalties or (ii) cause benefits that are not subject to Section 409A to become subject to Section 409A (unless such amendment complies with rules to avoid 409A Penalties).  The provisions of any purported amendment to this Agreement that may reasonably be expected to result in 409A Penalties shall be of no force or effect.  Notwithstanding the preceding sentence or any other provision in this Agreement, Company, to the extent it deems necessary or advisable in its sole discretion, reserves the unilateral right to amend or modify this Agreement to reflect the intention that this Agreement qualifies for exemption from 409A Penalties.  This right to amend or modify the Agreement, however, creates no obligation upon Company to do so.  If Company undertakes to amend or modify the Agreement, such amendment or modification will be made in a manner that as closely as practicable achieves the original intent of this Agreement and with the least reduction, if any, in overall benefit to Employee.  Such amendment or modification may be made on a retroactive basis, to the extent permitted under Section 409A.

16. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed to:

if to Company,	Layne Christensen Company
Attention: General Counsel
1800 Hughes Landing Boulevard, Suite 700
The Woodlands, Texas 77380
Fax: (281) 475-2759

if to Employee,	James R. Easter
XXXXX
Houston, Texas 77005

or to such other address as Company or Employee shall have furnished to the other in writing.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, to be effective as of the date first above written.

By:	/s/ James R. Easter
James R. Easter

LAYNE CHRISTENSEN COMPANY

By:	/s/ Rene J. Robichaud
Rene J. Robichaud
President – Chief Executive Officer